Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Below is a list of our major subsidiaries as of August 28, 2020, their jurisdictions of incorporation and the name under which they do business. Each is wholly owned unless otherwise noted.

Subsidiary	Jurisdiction
Utz Brands Holdings, LLC	Delaware
Utz Quality Foods, LLC	Delaware
UTZTRAN, L.L.C.	Pennsylvania
Heron Holding Corporation	Delaware
Golden Flake Snack Foods, Inc.	Delaware
Inventure Foods, Inc.	Delaware
Kitchen Cooked Inc.	Illinois
Kennedy Endeavors, LLC	Washington
GH Pop Holdings, LLC	Pennsylvania
Good Health Natural Products, LLC	Delaware
Condor Snack Foods, LLC	Delaware
Snikiddy, LLC	Delaware